Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

dated as of January 1, 2010

between Brink’s Home Security Holdings, Inc.

a Virginia corporation (the “Company”)

and                                          (the “Executive”)

The Company and the Executive agree as follows:

SECTION 1. Definitions. As used in this Agreement:

(a) “Affiliate” has the meaning ascribed thereto in Rule 12b-2 pursuant to the Securities Exchange Act of 1934, as amended (the “Act”).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(i) an act or acts of dishonesty on the Executive’s part which are intended to result in the Executive’s substantial personal enrichment at the expense of the Company or

(ii) repeated material violations by the Executive of the Executive’s obligations under Section 3 which are demonstrably willful and deliberate on the Executive’s part and which have not been cured by the Executive within a reasonable time after written notice to the Executive specifying the nature of such violations.

(d) “Change in Control” means the occurrence of the following:

(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of the Company’s common stock outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company; or

(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power.

(e) “Good Reason” means:

(i) without the Executive’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its Affiliates promptly after receipt of notice thereof given by the Executive, (A) the assignment to the Executive of any duties that amount to a material diminution of the Executive’s position, duties or responsibilities as contemplated by Section 3(a) hereof, or (B) any material failure by the Company to comply with any of the provisions of Section 3(b) hereof;

(ii) without the Executive’s express written consent, the Company’s requiring the Executive’s work location to be other than as set forth in Section 3(a)(i);

(iii) any failure by the Company to comply with and satisfy Section 10(a); or

(iv) any breach by the Company of any other material provision of this Agreement.

(f) “Incapacity” means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Company shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the Employment Period (as defined below).

(g) “Termination” means a termination of services provided by Executive to the Executive’s Employer (as defined below), whether voluntarily or involuntarily, that constitutes a Separation from Service as determined in accordance with Treasury Regulations Section 1.409A-1(h). In determining whether Executive has incurred a Separation from Service, the following provisions apply:

(i) Except as otherwise provided in this definition, a Separation from Service will occur when Executive has experienced a termination of employment with the Employer. Executive will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Executive’s Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Employer after that date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as Executive has a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and Executive does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Employer.

(ii) If Executive provides services to an Employer both as an employee and as an independent contractor, a Separation from Service generally will not occur until Executive has ceased providing services for the Employer as both as an employee and as an independent contractor. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between Executive and the Employer. If Executive ceases providing services for an Employer as an employee and begins providing services for an Employer as an independent contractor, Executive will not be considered to have experienced a Separation from Service until Executive has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (i) and (ii) of this definition. Notwithstanding the foregoing provisions in this subparagraph, if Executive provides services for an Employer both as an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulations Section 1.409A-1(h)(5), the services provided by Executive as a director will not be taken into account in determining whether Executive has experienced a Separation from Service as an employee.

(iii) In addition, notwithstanding the provisions of this definition, where, as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, Executive would otherwise experience a Separation from Service as defined above, the Employer and the buyer will retain the discretion to specify, and may specify, that Executive’s performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction will not experience a Separation from Service for purposes of this Agreement and Executive will be bound by the specification, provided that the transaction and the specification meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iv) For purposes of this definition, “Employer” means the Company and all other entities with which the Company would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% will be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulations Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(g) “Operative Date” means the date on which a Change in Control shall have occurred.

SECTION 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Operative Date and ending on the date twelve months thereafter (the “Employment Period”).

SECTION 3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period: (A) the Executive’s position, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately prior to the Operative Date, and (B) the Executive’s services shall be performed at, or within a radius of 25 miles of, the location at which the Executive was based on the Operative Date and the Company shall not require the Executive to travel on Company business to a substantially greater extent than required immediately before the Operative Date, except for travel and temporary assignments which are reasonably required for the full discharge of the Executive’s responsibilities and which are consistent with the Executive’s being so based.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and its Affiliates and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b) Compensation.

(i) Base Salary. During the Employment Period the Executive will receive compensation at an annual rate equal to a salary (“Annual Base Salary”) not less than the Executive’s annualized salary in effect immediately prior to the Operative Date,

(ii) Incentive Compensation. During the Employment Period the Executive will receive an annual target bonus (“Annual Target Bonus”) not less than the aggregate amount of the Executive’s highest bonus award applicable under the Key Employees Incentive Plan (“KEIP”) or any substitute or successor plan for the last three calendar years preceding the Operative Date. In determining the Annual Target Bonus, for any of the last three calendar years preceding the Operative Date in which the Executive did not participate in the KEIP, the Executive shall be deemed to have received a bonus amount equal to the Executive’s target award under the Plan in which the Executive is participating on the first day of the Employment Period. In addition, during the Employment Period, the Executive shall remain eligible to participate in all long-term, stock-based and other incentive plans, practices, policies and programs generally applicable to peer executives of the Company.

(iii) Savings and Retirement Plans. During the Protected Period, Executive shall remain eligible to participate in the savings and retirement plans, practices, policies and programs generally applicable to peer executives of the Company.

(iv) Welfare Benefit Plans. While employed by the Company during the Employment Period, the Executive and/or the Executive’s family or beneficiary, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit programs generally applicable to full-time employees of the Company.

(v) Business Expenses. During the Employment Period the Company shall, in accordance with policies then in effect with respect to the payment of expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.

(vi) Fringe Benefits. During the Protected Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company to the extent generally applicable to peer executives of the Company.

(vii) Vacations. The Executive shall be entitled to periods of vacation not less than those to which the Executive was entitled immediately prior to the Operative Date.

SECTION 4. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Executive’s employment shall cease and terminate on the date of determination by the Company that the Incapacity of the Executive has occurred during the Employment Period (“Incapacity Effective Date”).

(b) Cause. The Company may terminate the Executive’s employment for Cause, as defined herein.

(c) Good Reason. The Executive may terminate his or her employment for Good Reason, as defined herein, provided Executive notifies the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of the condition and further provided that the Company will have 30 days to cure the condition prior to Executive’s Termination. If the Company cures the condition, Executive’s Termination will not be considered for Good Reason.

(d) Notice of Termination. Any Termination by the Company for Cause or Incapacity, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which

(i) indicates the specific Termination provision in this Agreement relied upon,

(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of the Executive’s employment under the provision so indicated, and

(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Incapacity or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means:

(i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be,

(ii) if the Executive’s employment is terminated by the Company other than for Cause or Incapacity, the Date of Termination shall be the date specified by the Company in its notification to the Executive of such termination, and

(iii) if the Executive’s employment is terminated by reason of death or Incapacity, the Date of Termination shall be the date of death of the Executive or the Incapacity Effective Date, as the case may be.

SECTION 5. Obligations of the Company Upon Termination.

(a) Termination for Good Reason or for reasons other than for Cause, Death or Incapacity. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Incapacity or the Executive shall terminate his or her employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum cash payment, less applicable deductions, within 10 days after the Date of Termination the aggregate of the following amounts:

(A) a sum equal to (1) the Executive’s currently effective Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Target Bonus and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(B) a sum equivalent to one times Executive’s (1) Base Salary plus (2) Annual Target Bonus, each determined as of the Termination Date, unless otherwise noted in the Plan Document; provided, however, that any reduction in Executive’s Base Salary or Annual Target Bonus that would qualify as Good Reason shall be disregarded for this purpose.

(ii) for the duration of the Employment Period after the Executive’s Date of Termination, the Company shall continue medical and dental benefits to the Executive and/or the Executive’s family and the rights of the Executive and/or the Executive’s family under Section 4980B(f) of the Internal Revenue Code shall commence at the end of such period;

(iii) a lump sum payment in the amount of $25,000, equivalent to the estimated cost of reasonable outplacement services.

(b) Death or Incapacity. If the Executive’s employment is terminated by reason of the Executive’s death or Incapacity during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for timely payment of Accrued Obligations.

(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than timely payment to the Executive of the Executive’s currently effective Annual Base Salary through the Date of Termination to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a Termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the timely payment of Accrued Obligations.

SECTION 6. Application of Code Section 409A. All payments under this Agreement are intended to comply with or be exempt from the application of Code Section 409A. To the full extent permitted under Code Section 409A and applicable Treasury Regulations, this Agreement will be treated as a separation pay plan as defined in Treasury Regulations Section 1.409A-1(b)(9). Any payments that are made on account of Executive’s Termination and that are not exempt from Code Section 409A will be delayed until the earlier of Executive’s death or six months following the date of Executive’s Termination if Executive is considered a specified employee as defined in Treasury Regulations Section 1.409A-1(i) as determined by the Company.

SECTION 7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor, subject to Section 15(c), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

SECTION 8. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Employment Period for any reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive hereunder. Further, except as provided in Section 5(a)(ii) hereof, the amount of any payment or benefit provided hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

SECTION 9. Full Settlement. Subject to full compliance by the Company with all of its obligations under this Agreement, this Agreement shall be deemed to constitute the settlement of such claims as the Executive might otherwise be entitled to assert against the Company or any of its Affiliates by reason of the Termination of the Executive’s employment for any reason during the Employment Period. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, except as explicitly provided in Section 5(a)(ii), whether or not the Executive obtains other employment.

SECTION 10. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “the Company” means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

(b) This Agreement shall be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

SECTION 11. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 10 hereof. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 12. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:	Brink’s Home Security Holdings, Inc. 8880 Esters Blvd. Irving, Texas 75063 Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 13. Operation of Agreement.

(a) This Agreement shall be effective as of the date first written above and continue to be effective so long as the Executive is employed by the Company or any of its Affiliates.

(b) Notwithstanding anything in Section 13(a) to the contrary, this Agreement shall be effective as of the date first written above and continue to be effective until the earlier of the Executive’s Separation from Service or December 31, 2010; provided, however, that this Agreement will automatically renew for one year periods without further action by the parties unless the party wanting to terminate this Agreement as of December 31st of any year provides the other party with notice of the termination of the Agreement no later than November 1st of that year.

SECTION 14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.

SECTION 15. Miscellaneous.

(a) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to such subject matter. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

(b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) Except as provided herein, this Agreement shall not be construed to affect in any way any rights or obligations in relation to the Executive’s employment by the Company or any of its Affiliates prior to the Operative Date or subsequent to the end of the Employment Period.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

(e) The Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(f) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

BRINK’S HOME SECURITY HOLDINGS, INC.

By:
	Robert B. Allen	Date
President and CEO

	[Name of Executive]	Date